===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                      Terra Nova (Bermuda) Holdings Ltd.
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               (Name of Registrant as Specified In Its Charter)


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Notes:

                      TERRA NOVA (BERMUDA) HOLDINGS LTD.

               NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                           To Be Held on May 5, 1999

                                                                 March 30, 1999
                                                              Hamilton, Bermuda

TO THE SHAREHOLDERS OF TERRA NOVA (BERMUDA) HOLDINGS LTD.

  The Annual General Meeting of Terra Nova (Bermuda) Holdings Ltd. (the "Company") will be held on Wednesday, May 5, 1999, at 2:00 p.m. at the Bermuda Underwater Exploration Institute, East Broadway, Pembroke, Bermuda, for the following purposes:

  1. To elect eleven Directors to hold office until the 2000 Annual General Meeting of Shareholders or until their successors are elected or appointed;

  2. To appoint PricewaterhouseCoopers, Bermuda to act as the independent auditors of the Company for the fiscal year ending December 31, 1999; and

  3. To transact such other business, if any, as may be lawfully brought before the meeting.

  Only Shareholders of record, as shown by the transfer books of the Company at the close of business on March 11, 1999, are entitled to receive notice of and to vote at the Annual General Meeting.

                            YOUR VOTE IS IMPORTANT

  Please mark, date, and sign the enclosed proxy and return it promptly in the return envelope, whether or not you plan to attend the meeting.

  If you later want to revoke your proxy for any reason, you may do so in the manner described in the attached Proxy Statement. For further information about the individuals nominated as directors, use of the proxy, and other related matters, you are urged to read the Proxy Statement on the following pages.

                                          By order of the Board of Directors,

                                          /s/ John J. Dwyer

                                          John J. Dwyer
                                          Chairman

                      TERRA NOVA (BERMUDA) HOLDINGS LTD.
                     Richmond House, 12 Par-La-Ville Road
                            Hamilton HM 08 Bermuda

                                PROXY STATEMENT

                FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 5, 1999

                     GENERAL INFORMATION FOR SHAREHOLDERS

  The Board of Directors of Terra Nova (Bermuda) Holdings Ltd. (the "Company") is soliciting the enclosed proxy to be voted at the Annual General Meeting of the Company to be held at 2:00 p.m. on May 5, 1999 at the Bermuda Underwater Exploration Institute, East Broadway, Pembroke, Bermuda, and any adjournments thereof.

  You are entitled to vote, by proxy or at the meeting, if you were a shareholder of record of the Company's Class A Ordinary Shares at the close of business on March 11, 1999. Each Class A Ordinary Share entitles the holder of record to one vote. On or about March 30, 1999, the Company began mailing a proxy card, this Proxy Statement, the Notice of Annual General Meeting, and a copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1998 to all such shareholders.

  As of March 11, 1999, there were 24,181,425 Class A Ordinary Shares, par value US$5.80 per share ("Class A Ordinary Shares"), of the Company outstanding and entitled to vote at the meeting. As of the same date there were 1,796,217 Class B Ordinary Shares outstanding, par value US $5.80 per share, with no voting rights.

  When the proxy card is properly executed and returned, the Class A Ordinary Shares it represents will, subject to any direction to the contrary, be voted at the meeting in favor of the matters specified in the attached "Notice of Annual General Meeting of Shareholders".

  Any shareholder giving a proxy may revoke the proxy at any time before the shares to which it relates are voted by providing the Secretary of the Company with written notice of revocation, by voting in person at the Annual General Meeting, or by executing a later-dated proxy. Such action must be taken in sufficient time to permit the necessary examination and tabulation of the revocation or subsequent proxy before the vote is taken.

  The election of each nominee for director and the approval of all other matters to be voted upon at the Annual General Meeting require the affirmative vote of a majority of the votes cast at the Annual General Meeting, provided there is a quorum consisting of not less than two persons present and representing in person or by proxy more than 50% of the issued and outstanding Class A Ordinary Shares entitled to vote at the Annual General Meeting. Abstentions and broker non-votes will be counted as shares present for determining if there are sufficient shares present to hold the meeting; however, they will not be counted towards the majority needed to elect a director or approve any other matter before the shareholders.

  Except for the approval of the minutes of the 1998 Annual General Meeting, the Company knows of no matters to be brought before the Annual General Meeting other than the items referred to in this Notice and Proxy Statement. If any other matters are presented at the meeting, the proxy holders will vote the proxies in accordance with their judgement.

                             ELECTION OF DIRECTORS

                             Item 1 on Proxy Card

  Item 1 is the election of the members of the Board of Directors. The Company's Bye-laws provide that all of the Company's Directors shall be elected for a term expiring at the next Annual General Meeting of Shareholders or until their successors are elected or appointed. The Board of Directors has nominated John J. Byrne, Mark J. Byrne, John J. Dwyer, Robert S. Fleischer, Allan W. Fulkerson, Steven J. Gilbert, David L. Jaffe, Hugh P. Lowenstein, Philip F. Petronis, Nigel H.J. Rogers, and Jerry S. Rosenbloom for consideration by the Shareholders. Each of the nominees, except Mr. John Byrne, is presently a member of the Board, having been elected by Shareholders at a prior meeting. At its March 25, 1999 meeting, the Board of Directors nominated Mr. John Byrne as a candidate for election as a Director.

  The Board of Directors recommends a vote FOR the election of these nominees as Directors of the Company.

  It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. All of the Director nominees have consented to serve, if elected, but if any nominee is unable to serve, the persons named as proxies will exercise their discretion to vote for such other person as the Board of Directors may designate to replace the nominee.

  Certain information with respect to the nominees for election as Directors proposed by the Company is set forth below. (Please refer to the list of abbreviations for the names of subsidiary companies at the end of this section.)

John J. Byrne

  John J. Byrne has been nominated to become a director. Mr. Byrne has served as a Director Emeritus of the Company from November, 1996 to the present time, and as a Director from December 1994 until November 1996. Since 1985, Mr. Byrne has been Chairman of the Board of Fund American Enterprise Holdings, Inc., a financial services holding company, and was its Chief Executive Officer and President until October 1997. Mr. Byrne is also a director of Financial Security Assurance Holdings Ltd. and White Mountains Holdings. Mr. Byrne is the father of Mark J. Byrne, an incumbent Director of the Company. Age 66.

Mark J. Byrne

  Mark J. Byrne has been a Director of the Company since November 1996. Mr. Byrne is Chairman and President, West End Capital Management (Bermuda) Limited. Mr. Byrne previously was the Managing Director, Global Fixed Income Arbitrage, Credit Suisse First Boston. Mr. Byrne is the son of John J. Byrne, a Director nominee. Age 37.

John J. Dwyer

  John J. Dwyer has been the Chairman of the Company since May 1998 and was previously the Deputy Chairman of the Company, serving since May 1995. Mr. Dwyer also is the Chairman and Chief Executive Officer of Terra Nova (Bermuda), a director of UK Holdings and TN SAS and was a director of Octavian and TN Capital from 1995 through December 1997 and January 1998, respectively. From May 1960 to August 1994, Mr. Dwyer was employed in various positions with Aetna Inc. Age 61.

Robert S. Fleischer

  Robert S. Fleischer has been a Director of the Company since December 1994. Mr. Fleischer is currently a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation Inc. ("DLJSC") and has been employed in various positions by DLJSC since 1978. Age 56.

Allan W. Fulkerson

  Allan W. Fulkerson has been a Director of the Company since December 1994. Mr. Fulkerson has been President and a director of Century Capital Management Inc., an investment management firm, ("Century Capital") since April 1992, and President and a director of Massachusetts Fiduciary Advisors, Inc., an investment management firm, ("Massachusetts Fiduciary"), since January 1976. Mr. Fulkerson has been Chairman of Century Shares Trust since 1976. He is also a director of HCC Insurance Holdings, Inc., Mutual Risk Management Ltd., and Wellington Underwriting plc. Age 65.

Steven J. Gilbert

  Steven J. Gilbert has been a Director of the Company since December 1994. Mr. Gilbert is the Chairman of Gilbert Global Equity Partners (Bermuda) Ltd., and was the Managing General Partner of Soros Capital LP, the principal venture capital and leveraged transaction entity of Quantum Group of Funds, from 1992 to 1996. He is the Managing Director of Commonwealth Capital Partners LP, a private equity investment fund. He is also a director of NFO Worldwide, Inc., Veritas, Inc., Star City Casino Holdings, Ltd., LCC International, Inc., and One.Tel, Ltd. Age 51.

David L. Jaffe

  David L. Jaffe has been a Director of the Company since December 1994. Mr. Jaffe has been a Managing Director of DLJ Merchant Banking, Inc. ("DLJMB") since January 1995 and has been employed in various positions by DLJMB or DLJSC since 1984. He is also a director of OSF Holdings Inc. (Toronto Stock Exchange), Brand Scaffold Services, Inc., Target Media Partners and Duane Reade Inc. Age 40.

Hugh P. Lowenstein

  Hugh P. Lowenstein has been a Director of the Company since December 1994. From March 1987 to June 1994, Mr. Lowenstein was a Managing Director of DLJSC. Mr. Lowenstein is the founder and owner of Shore Capital Limited, a Bermuda-based consulting and investment firm ("Shore Capital"). Shore Capital currently provides consulting services to DLJSC. He is also a director of Century Business Services Inc. Age 68.

Philip F. Petronis

  Philip F. Petronis has been a Director of the Company since December 1994. Mr. Petronis has been an Executive Vice President with Guy Carpenter & Company, Inc. since April 1998. Formerly, Mr. Petronis was a Principal of Marsh & McLennan Risk Capital Corporation and a Managing Director of Marsh & McLennan Inc., having served in those positions since 1992 and 1984, respectively. He is past Chairman of the National Association of Insurance Brokers. Age 50.

Nigel H.J. Rogers

  Nigel H.J. Rogers has been the President and Chief Executive Officer of the Company since May 1998 and was previously the Deputy Chairman of the Company from January 1996. Mr. Rogers has served as Managing Director of Octavian since January 1996. He has been a member of Lloyd's since the 1982 year of account. Mr. Rogers also serves as a director of UK Holdings, Terra Nova, TN Capital, Corifrance, and TNAM. Age 49.

Jerry S. Rosenbloom

  Jerry S. Rosenbloom has been a Director of the Company since May 1998. Dr. Rosenbloom is Frederick H. Ecker Professor of Insurance and Risk Management at The Wharton School of the University of Pennsylvania where he has been a member of the faculty since 1974. He served as Chairman of the Department of Insurance and Risk Management at the Wharton School from 1989 to 1994. Dr. Rosenbloom is also a director of Annuity and Life Re (Holdings) Ltd., Harleysville Mutual Insurance Company, and Mutual Risk Management. Age 59.

                            SUBSIDIARY COMPANY NAMES

            Terra Nova Insurance (UK) Holdings plc. ("UK Holdings") Terra Nova Insurance Company Limited ("Terra Nova") Terra Nova (Bermuda) Insurance Company Ltd. ("Terra Nova (Bermuda)")
            Terra Nova Capital Limited ("TN Capital")
            Terra Nova Asset Management Limited ("TNAM")
            Octavian Syndicate Management Limited ("Octavian") Compagnie de Reassurance d'Ile de France, Corifrance ("Corifrance")
            Terra Nova S.A.S. ("TN SAS")

                       EXECUTIVE OFFICERS OF THE COMPANY

  The following table provides biographical information regarding the executive officers of the Company.

                   Name                 Age                Title
                   ----                 ---                -----
     John J. Dwyer....................   61 Chairman of the Board
                                            Chairman and Chief Executive Officer
                                             of Terra Nova (Bermuda)
                                            Director of UK Holdings
     Nigel H.J. Rogers................   49 President and Chief Executive
                                             Officer
                                            Chairman of UK Holdings
                                            Director of Terra Nova
                                            Managing Director of Octavian
                                            Chairman of TN Capital
                                            Director of Corifrance
     William J. Wedlake...............   42 Senior Vice-President and Chief
                                             Financial Officer
                                            Director of UK Holdings
                                            Director of Terra Nova
                                            Director of TN Capital
                                            Director of Corifrance
     Jean M. Waggett..................   57 Senior Vice-President, General
                                             Counsel and Secretary
                                            Director of Terra Nova (Bermuda)
                                            Director of Corifrance
     Ian L. Bowden....................   55 Chief Investment Officer
                                            Director of Terra Nova
                                            Director of TNAM
     John E. O'Neill..................   49 Group Chief Actuary

  John J. Dwyer has been Chairman of the Board of the Company since May 1998, having been Deputy Chairman since May 1995, and has been a director of Terra Nova (Bermuda) since March 1995. He is a director of UK Holdings and TN SAS and was a director of Octavian and TN Capital from 1995 through December 1997 and January 1998, respectively. From May 1960 to August 1994, Mr. Dwyer was employed in various positions with Aetna, Inc.

  Nigel H.J. Rogers has been President and Chief Executive Officer of the Company since May 1998, having been Deputy Chairman since January 1996. Mr. Rogers has served as Managing Director of Octavian since January 1996. He has been a member of Lloyd's since the 1982 year of account. Mr. Rogers also serves as a director of UK Holdings, Terra Nova, TN Capital, Corifrance, and TNAM.

  William J. Wedlake has been the Senior Vice President and Chief Financial Officer of the Company and a director and Chief Financial Officer of UK Holdings and Terra Nova since September 1996. Mr. Wedlake has been a director of Corifrance since September 1997 and of TN Capital since February 1998. From 1993 to 1996, Mr. Wedlake was Finance Director (UK & Ireland) of GRE and from 1987 to 1993, Finance Director (UK) of Schroders.

  Jean M. Waggett has been the Senior Vice President, Secretary and General Counsel of the Company since March 1996. Ms. Waggett has been a director of Terra Nova (Bermuda) since November 1996, and Corifrance since September 1997. From 1980 until February 1996, Ms. Waggett was employed in various positions with Aetna, Inc. and Aetna International, Inc.

  Ian L. Bowden, Chief Investment Officer, transferred to TNAM in 1996, having been Director of Fixed Interest Investment of Terra Nova since 1986. Mr. Bowden serves as a director of Terra Nova and TNAM.

  John E. O'Neill is the Group Chief Actuary of the Company and previously was the Chief Actuary of Terra Nova since 1994. From 1991 to 1994, Mr. O'Neill was an associate of Bacon & Woodrow, an actuarial and management consulting firm. From 1989 to 1991, Mr. O'Neill was the group actuary of Robert Fleming/Save & Prosper Group.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  During the year ended December 31, 1998, there were seven meetings of the Board of Directors of the Company (including four regularly scheduled meetings and three special meetings). Each incumbent Director who served on the Board during the full fiscal year 1998 attended at least 75% of the aggregate of the Board Meetings and meetings of the Committees of which he was a member.

  The Board of Directors has established an Executive Committee, Audit Committee, Compensation Committee, Financial Policy Committee and Underwriting Review Committee. The activities of each Committee are discussed below.

Executive Committee

  The Executive Committee of the Board of Directors has authority to exercise all the powers and authorities of the Board of Directors between meetings of the full Board of Directors except as expressly limited by applicable law or the Company's Bye-laws. The Executive Committee also has responsibility for succession planning. The Executive Committee is comprised of Messrs. Dwyer, Byrne, Fulkerson, Jaffe, and Petronis. Two meetings of the Executive Committee were held in 1998.

Audit Committee

  The Audit Committee, composed entirely of non-management directors, annually recommends to the Board a firm of independent public accountants to serve as auditors. The Committee meets with the appointed auditors to review the scope and results of their audit, their audit report and their fees for services. The Audit Committee is comprised of Messrs. Fleischer, Byrne, Gilbert, and Rosenbloom. The Committee held two meetings in 1998.

Compensation Committee

  The Compensation Committee has responsibility for establishing overall compensation policy, determining the compensation of the Chairman, reviewing and approving compensation recommendations made by the Chairman for the executive officers of the Company, and authorizing option grants to eligible employees under the Company's Executive Stock Option Plans. No member of the Compensation Committee is a member of management or is eligible for compensation from the Company, other than as a Director. Messrs. Jaffe, Fulkerson, Petronis, and Rosenbloom are members of the Compensation Committee. The Committee held two meetings in 1998.

Financial Policy Committee

  The Financial Policy Committee of the Board of Directors establishes overall investment guidelines and policies, and monitors asset allocations and investment portfolios on a regular basis. Messrs. Dwyer, Byrne, Gilbert, Jaffe, and Lowenstein are members of the Financial Policy Committee, which held one meeting in 1998.

Underwriting Review Committee

  The Underwriting Review Committee establishes guidelines for the Company's underwriters and receives and reviews reports from the Company's underwriters on a regular basis. Messrs. Rogers, Dwyer, Fleischer, Fulkerson, and Petronis are members of the Underwriting Review Committee, which held one meeting in 1998.

                            DIRECTORS' COMPENSATION

  Directors of the Company who are officers of the Company or its subsidiaries do not receive additional compensation for their service as Directors. An annual fee of $25,000 is paid for the services of a Director who is not an officer of the Company, and the fee paid for attendance at Board or Committee Meetings is $3,000. Chairmen of the Audit and Compensation Committees receive an additional $1,000 annual fee. The Directors are reimbursed for out-of-pocket expenses incurred in relation to their service on the Board.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee (the "Committee"), composed of four independent non-employee Directors of the Board of Directors, is responsible for establishing and monitoring the implementation of the compensation policies of the Company. The Compensation Committee reviews the Company's annual performance assessment, approves compensation for the executive officers, authorizes salary, bonus and stock option programs, and awards option grants under the Executive Share Option Plans to eligible employees.

  The Company's compensation philosophy is to pay all employees, including executive officers, for actual performance based on level of responsibility in a manner which is designed to motivate employees to perform at the highest possible level, and seeks to assure that the Company obtains and retains highly qualified employees in its competitive marketplace. The Company achieves these objectives by using a combination of both fixed (i.e. salary) and variable (i.e. annual bonus and share options) compensation. The Committee is aware of, and committed to, creating programs that will fulfill the unique human resource and compensation needs required to build strong executive talent in each of its operating companies in Bermuda, the United Kingdom, and France.

  The Committee recommends to the Board the compensation, including salary, bonus and share options, to be paid to the Chairman. The Committee also evaluates the performance of the executive officers reporting to the Chairman and reviews and approves the recommendations of the Chairman for the compensation, including salary and bonus, and awards option grants to the executive officers. Finally, the Committee establishes the basis for and aggregate amount of annual salary increases, bonus awards, and share option grants.

  Total executive compensation generally includes three elements: base salary, annual bonus awards, and long-term compensation awards in the form of share option grants. Executive officers' salaries are based on the job content of each position, the market relative to comparable positions at peer companies in each relevant jurisdiction in which the Company's operating companies and branches are located, the individual's applicable experience, and the performance of each executive.

  Individual bonuses reflect Company performance and the individual's personal contribution to the achievement of the Company's goals. Bonus ranges are established by the Committee for each job position as a function of base salary. The size of the Company's aggregate bonus pool is approved by the Committee based on its assessment of actual performance results in relation to the Company's annual business plan.

  The Company's Executive Share Options Plans were adopted in January, 1995. The Committee believes that equity ownership, achieved with stock options, provides significant motivation to executive officers to maximize value for the Company's shareholders and, therefore, periodically grants share options under the Option Plans. Option grant ranges are established by the Committee for each job position as a function of base salary. The Plans provide the right to purchase Class A Ordinary Shares at the fair market value as of the date of grant, which is calculated as the average closing price on the three days preceding the date of grant. The majority of option grants in 1998 provided for vesting over five years with 20% of the options vesting at the first anniversary and 20% on each of the subsequent four anniversaries of the date of grant, conditioned upon continued employment with the Company. Certain 1997 option grants to the Chairman and other senior executive officers vested on December 31, 1998 after corporate business objectives were achieved.

  The Company is not a US taxpayer and therefore Section 162 (m) of the Internal Revenue Code, related to the tax deductibility of compensation, is not relevant to the Company.

                                          COMPENSATION COMMITTEE

                                          David Jaffe, Chairman
                                          Allan W. Fulkerson
                                          Philip F. Petronis
                                          Jerry S. Rosenbloom

Compensation Committee Interlocks and Insider Participation

  During 1998, the following individuals (none of whom is or has been an officer or employee of the Company or any of its subsidiaries) served on the Company's Compensation Committee: David L. Jaffe (Chairman), Allan W. Fulkerson, Philip F. Petronis, and Jerry S. Rosenbloom. Mr. Jaffe is a member of DLJMB, an affiliate of DLJSC.

                        CERTAIN BUSINESS RELATIONSHIPS

Registration Rights Agreement

  The Company and the existing shareholders of the Company as of April 1, 1996 (the "Shareholders") entered into a Registration Rights Agreement, which grants the Shareholders certain incidental and demand registration rights with respect to Ordinary Shares held by them. Under this agreement, Shareholders other than the DLJ Entities (individually or as a group) owning or having the rights to acquire 30% or more of the Ordinary Shares outstanding and issuable prior to the initial public offering of shares on April 17, 1996 ("Offering") or any subsequent offering have the right to require the Company on one occasion, and one or more of the DLJ Entities have the right to require the Company on two occasions, to register Shares under the Securities Act for sale in the public market, provided that the total fair value of the Shares requested to be registered in the exercise of any such right must be at least $15 million. Any other Shareholder not making the request will have the right to participate in such registration on a first-priority basis (pro rata according to the respective Ordinary Shares requested for registration) subject to a customary underwriter's reduction.

  In addition, if the Company proposes to file a registration statement covering Ordinary Shares held by it or any other shareholder of the Company at any time, each Shareholder will have the right to include Ordinary Shares held by it in the registration, in each case on a first-priority basis with other Shareholders and any other holders of Shares requesting registration, pro-rata according to the respective Shares requested for registration, and on a second-priority basis with the Company, in each case subject to a customary underwriter's reduction.

The Company has agreed to indemnify each Shareholder in respect of certain liabilities, including civil liabilities under the Securities Act, and to pay certain expenses relating to such registration.

Transactions with Five Percent Shareholders

  From time to time, in the ordinary course of its insurance business, the Company may insure risks of 5% shareholders and, in addition, may cede risks to insurance companies who are affiliates of 5% shareholders. Such business may be conducted through intermediaries, which may from time to time include affiliates of 5% shareholders. As an investor, the Company may transact business with counterparties and intermediaries which may be affiliated with certain 5% shareholders. All transactions would be conducted on an arm's length basis.

  DLJSC acted as the initial purchaser in a resale to institutional investors under Rule 144A in connection with the $100 million 7.0% Senior Notes Offering in May 1998, the proceeds of which were used to redeem $100 million 10 3/4% Senior Notes due 2005, and received $838,750 as underwriting compensation for such activities.

  The Company has retained DLJSC as its investment banker and financial advisor on an exclusive basis until the earlier to occur of December 21, 1999 or the date that the ownership of Ordinary Shares by the DLJ Entities shall have fallen below 40% of their initial ownership of Ordinary Shares (including Ordinary Shares issuable upon exchange or conversion of other securities). The Company has agreed to indemnify DLJSC in connection therewith.

  Messrs. Fleischer and Jaffe, both Directors of the Company, are managing directors of DLJSC and DLJMB (an affiliate of DLJSC), respectively. Mr. Lowenstein, who is also a Director of the Company, was a managing director of DLJSC until June 1994 and now, through Shore Capital, provides consulting services to DLJSC. Mr. Jaffe is Chairman of the Board's Compensation Committee.

Section 16 Reporting

  Directors and certain executives of the Company are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 as amended. The Company is not aware of any Director or executive who failed to make a required filing on a timely basis.

                    BENEFICIAL OWNERSHIP OF ORDINARY SHARES

  The following table sets forth the beneficial ownership of Class A Ordinary Shares ("Shares") by the Company's five most highly compensated executive officers, the Company's Directors and Director nominees, and all of the Directors, Director nominees and executive officers of the Company as a group as of March 10, 1999. Unless otherwise indicated, the named individual has sole voting and investment power over the Ordinary Shares set forth below.

                                                      Number of Class A
     Shareholder                                       Ordinary Shares  Percent
     -----------                                      ----------------- -------
     John J. Dwyer..................................        29,862          *
     Nigel H.J. Rogers..............................        10,000          *
     John Riddick...................................        52,824          *
     William J. Wedlake.............................         3,000          *
     Jean M. Waggett................................         2,000          *
     John J. Byrne (1)..............................       483,625       1.99
     Mark J. Byrne..................................         1,000          *
     Robert S. Fleischer (2)........................         3,960          *
     Allan W. Fulkerson (2) (3).....................         3,460          *
     Steven J. Gilbert (2) (4)......................        13,727          *
     David L. Jaffe (2).............................         4,960          *
     Hugh P. Lowenstein (2).........................        38,960          *
     Philip F. Petronis (2) (5).....................         2,760          *
     Jerry S. Rosenbloom (2)........................         1,815          *
     All directors and executive officers as a group
      (16 persons)..................................       651,953       2.69

--------
(1) The above table includes some shares in a private foundation and a family partnership over which Mrs. Byrne has voting control. The above table does not include an additional 892,691 shares held by partnerships and corporations in which Mr. Byrne has an indirect economic interest but does not have investment control or voting power. Mr. Byrne disclaims direct beneficial ownership to these 892,691 shares.
(2) 1,960 of the Shares owned by each of Messrs. Fleischer, Fulkerson, Jaffe, Lowenstein and Petronis, 1,748 of the Shares owned by Mr. Gilbert, and 815 of the Shares owned by Mr. Rosenbloom represent Shares as to which the Director has voting but not dispositive power.
(3) Massachusetts Fiduciary is the general partner of MFA-MASTERS, which is the record owner of 823,706 Shares. Massachusetts Fiduciary exercises both voting and investment power with respect to such Shares. Allan W. Fulkerson is the sole shareholder, President and director of Massachusetts Fiduciary. Additionally, Mr. Fulkerson is a director, shareholder and President of Century Capital Management Inc., which exercises both voting and investment power with respect to the 361,853 Shares owned of record by ISF and 224,137 Shares owned by Century Capital Partners L.P. Although Mr. Fulkerson may be deemed to beneficially own the 1,409,696 Shares owned of record by MFA-MASTERS, ISF and Century Capital Partners L.P., he disclaims beneficial ownership of such shares except to the extent of his proportionate interest therein.
(4) Mr. Gilbert is the indirect beneficial owner of 1,530 Shares held by various interests of which he is a trustee or director and has both voting and investment power with respect to such Shares.
(5) Includes 300 Shares owned by custodial accounts for Mr. Petronis' daughters for which he disclaims beneficial ownership.

Other Beneficial Owners

  The following table sets forth information with respect to beneficial ownership of the Shares, as of March 10, 1999, by each person known to the Company (including corporate groups) who beneficially owns more than five percent of the Company's outstanding Ordinary Shares ("Shares"):

                                                            Number of
                           Shareholder                       Shares   Percentage
                           -----------                      --------- ----------
      DLJ Entities (1)..................................... 4,924,799   18.96%
      Fidelity Mgt. & Res. (2)............................. 2,278,800    9.42%
      Boston Partners Asset Management, L.P. (3)........... 1,666,200    6.89%
      Bank of NT Butterfield & Son Ltd. (4)................ 1,214,414    5.02%

--------
(1) Consists of 3,128,582 Class A (voting) Shares and 1,796,217 Class B (non-voting) Shares, which are convertible into Class A Shares, held directly by the following related investors: DLJMB Funding, 929,990 Shares ( 567,905 Class A and 362,085 Class B); DLJSC, 134,352 Shares (82,048 Class A and 52,304 Class B); DLJMB Overseas Partners C.V. ("DLJMB Overseas"), 2,183,345 Shares (1,121,517 Class A and 1,061,828 Class B), DLJ
    International Partners C.V. ("DLJIP"), 1,039,181 Shares (967,499 Class A and 71,682 Class B); DLJ Offshore Partners C.V. ("DLJOP"), 60,253 Shares (36,797 Class A and 23,456 Class B); and DLJ First ESC, L.L.C. ("DLJ First"), 577,678 Shares (352,816 Class A and 224,862 Class B). As the parent of both DLJMB Funding and DLJSC, Donaldson, Lufkin & Jenrette, Inc. ("DLJ") may be deemed to beneficially own all of the Shares held by such entities. As DLJMB is the general partner of each of DLJMB Overseas, DLJIP, DLJOP and DLJ First, DLJ may be deemed to beneficially own indirectly all of the Shares held by such entities. DLJ is an indirect subsidiary of The Equitable Companies Incorporated. The address of DLJ is 277 Park Avenue, New York, New York 10172.
(2) Consists of 2,278,800 Class A Ordinary Shares of the Company owned by a number of mutual funds and other investment accounts managed by affiliates of FMR Corp. The percentage of Shares owned is calculated without giving effect to possible conversion of the Class B Shares owned by the DLJ Entities.
(3) The percentage of Class A Ordinary Shares owned is calculated without giving effect to possible conversion of the Class B Shares owned by the DLJ Entities.
(4) Such Shares are subject to a special depository receipt agreement under which Marsh & McLennan Risk Capital Holdings, Ltd. and Bowring (collectively, "Marsh & McLennan") have the right to request the sale or transfer of the Shares under certain circumstances. Marsh & McLennan has no voting power under such Shares. Marsh & McLennan may not own legally or beneficially in excess of 5% of the Shares. Marsh & McLennan disclaims beneficial ownership over such Shares. The percentage of Shares is calculated without giving effect to possible conversion of the Class B Shares owned by the DLJ Entities.

                          SUMMARY COMPENSATION TABLE

  The following table sets forth, in summary form, the compensation earned by John J. Dwyer, the Company's Chairman, and each of the Company's other four most highly compensated executive officers (collectively, the "Named Executive Officers") for its 1996, 1997 and 1998 fiscal years.

                                                                     Long-term
                                                                    Compensation
                                      Annual Compensation(1)          Awards-
                               ------------------------------------  Securities
                                                     Other Annual    Underlying
                                    Salary   Bonus  Compensation(2)   Options
Name and Principal Position    Year    $       $           $             #
---------------------------    ---- ------- ------- --------------- ------------
John J. Dwyer................. 1998 383,333 475,000     138,000           --
 Chairman                      1997 320,000 240,000     129,000       255,700
                               1996 262,500 160,000     127,440         8,500
Nigel H.J. Rogers............. 1998 383,333 475,000      31,182           --
 President and Chief Executive
  Officer (3)                  1997 320,000 240,000      29,656       256,400
                               1996 256,000 192,000      30,890           --
John Riddick.................. 1998 372,000  37,200      23,791           --
 Deputy Chairman (4)           1997 372,000 150,000      23,161        73,300
                               1996 372,000 148,800      23,524         8,414
William J. Wedlake............ 1998 295,040 200,000      24,014           --
 Senior Vice President and
  Chief Financial Officer      1997 280,000 150,000      24,244        67,100
                               1996  93,280  80,000       8,423        30,000
Jean M. Waggett............... 1998 250,000 150,000      75,000           --
 Senior Vice President,
  Secretary and                1997 230,000 115,000      75,000        65,500
 General Counsel               1996 200,000  80,000      62,500        17,241

--------
(1) All salary and bonus amounts for the Named Executive Officers were calculated and granted in US dollars and are shown in the table as granted. Compensation was paid to Mr. Dwyer and Ms. Waggett in U.S. dollars. Salary and bonus amounts for Messrs. Rogers, Riddick, and Wedlake were translated into, and paid in, British pounds at the exchange rate of $1.60. Because the British pound and US dollar relationship varies from day to day, the US dollar equivalent of the compensation paid to Messrs. Rogers, Riddick, and Wedlake in British pounds will fluctuate. For each of 1998, 1997 and 1996, the payments to Messrs. Rogers, Riddick, and Wedlake for "Other Annual Compensation" were made in British pounds and have been translated into US dollars at the year-end exchange rate for each of 1998, 1997, and 1996 of $1.6638, $1.6418, and $1.7113.
(2) This column includes the cost to the Company of personal health insurance and the value attributable for personal taxation purposes of car, fuel and private telephone expenses paid by the Company for the Named Executive Officer where appropriate. In the cases of Mr. Dwyer and Ms. Waggett, the amounts include housing allowances as residents in Bermuda.
(3) Mr. Rogers also participates in the Octavian Stock Option Plan which provides for a grant of options in the years 1999 to 2003, based on profit commissions received by Octavian following the closing of each of the underwriting years of account 1996 to 2000.
(4) Mr. Riddick retired as Deputy Chairman with effect from December 31, 1998.

                             OPTION GRANTS IN 1998

  No options were granted during 1998 to Directors or to any of the Named Executive Officers.

                         OPTION EXERCISES IN 1998 AND
                          YEAR-END 1998 OPTION VALUES

  The following table sets forth information about the exercise of options to purchase Class A Ordinary Shares during 1998 and the value realized upon exercise by each Named Executive Officer. The table also provides the number of exercisable and unexercisable options and the value of the in-the-money options as of December 31, 1998 for each Named Executive Officer. The Company has never granted SARs.

  The value of unexercised options has been calculated by subtracting the exercise price from the market price of the Ordinary Shares on December 31, 1998 ($25.25 per Share).

                                                Number of Securities      Value of Unexercised
                          Number of              Underlying Options       In-the-Money Options
                           Shares               at December 31, 1998      at December 31, 1998
                         Acquired on  Value   ------------------------- -------------------------
          Name            Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
                                                                             $            $
John J. Dwyer...........     --        --       113,602      195,725       852,537     166,577
Nigel H.J. Rogers.......     --        --        67,279      189,121        13,583      54,361
John Riddick............     --        --        83,071       54,006     1,110,011     105,321
William J.Wedlake.......     --        --        33,419       63,681       109,497     185,419
Jean M. Waggett.........     --        --        31,444       51,297       135,339     112,092

Pension Plans

  The following table sets forth the estimated maximum annual retirement benefits payable to employees of Terra Nova and TNAM under the Terra Nova Pension and Life Assurance Plan (1986) (the "Pension Plan") at the specified average compensation and years of service classifications.

                              Pension Plan Table

                                                  Years of Service
                                    --------------------------------------------
     Average Compensation              15       20       25       30       35
     --------------------           -------- -------- -------- -------- --------
     $125,000...................... $ 36,058 $ 48,077 $ 60,096 $ 72,115 $ 83,333
      150,000......................   43,269   57,692   72,115   86,538  100,000
      175,000......................   50,481   67,308   84,135  100,962  116,667
      200,000......................   57,692   76,923   96,154  115,385  133,333
      225,000......................   64,904   86,538  108,173  129,808  150,000
      250,000......................   72,115   96,154  120,192  144,231  166,667
      300,000......................   86,538  115,385  144,231  173,077  200,000
      400,000......................  115,385  153,846  192,308  230,769  266,667
      450,000......................  129,808  173,077  216,346  259,615  300,000
      500,000......................  144,231  192,308  240,385  288,462  333,333

  The Pension Plan qualifies Terra Nova and TNAM for an exemption from compulsory participation in the State Earnings Related Pension Scheme ("SERPS"), a state-run pension plan to which non-exempted U.K. companies are required to make annual contributions. Only permanent employees between the ages of 20 and 61 are eligible to participate in the Pension Plan. Retirement benefits are calculated by multiplying the number of years of covered service by 1/52nd, multiplied by pensionable salary received in the calendar year prior to normal retirement date (age 62) or the date of leaving service, if earlier.

  The Pension Plan has a supplementary section, which provides that certain employees of Terra Nova and TNAM shall receive retirement benefits based upon the same formula as that for the ordinary plan member except that the multiple is a maximum of 1/30th for each year of service.

  The maximum fraction for the purposes of computing retirement benefits is 2/3rds and, for employees joining the scheme after March 1987, the pensionable salary is limited. The limit as of December 31, 1998 was $140,160 using a British pound-to-US dollar exchange rate of $1.60. Pensionable salary excludes bonuses, commissions, overtime or any other discretionary or fluctuating payments, except where a member is specifically advised to the contrary. A member is fully vested in the Pension Plan after two years of participation.

  The Pension Plan provides for the payment of reduced benefits upon early retirement between the ages of 50 and 62. Upon the death of a member before retirement, the Pension Plan provides for a cash lump sum payment of four times basic salary and a survivor annuity benefit to the member's spouse of 50% of the member's prospective benefit. This benefit is payable from the date of the death of the member. The same benefits are payable to minor children up to the age of 18, or for such longer period as their education continues on a full-time basis if there is no surviving spouse. Pension Plan participants may make additional voluntary contributions up to 15% of annual salary to supplement their Pension Plan benefits. Such voluntary contributions are not matched by Terra Nova and TNAM.

  Terra Nova provides Mr. Wedlake and one other employee with a "Non-Approved" Pension Plan which provides a money purchase fund and additional term life assurance coverage targeted to raise total retirement and death benefits to a level broadly equivalent to that enjoyed by employees who joined the Company prior to June 1, 1989, the date upon which the United Kingdom imposed limits on pensionable earnings.

  The credit years of pensionable services for Messrs. Riddick and Wedlake at December 31, 1998 were 21.6 and 4.4 respectively.

  Mr. Dwyer, Ms. Waggett and employees of the Company who are based in Bermuda, Canada, and Belgium participate in money purchase pension plans which are in line with local market terms and conditions of employment and generally cost the Company 10% of the basic salary of each participating employee.

  Mr. Rogers participates in The Octavian Group Pension Scheme (the "OMP Plan"), a defined contribution plan. Participation in the OMP Plan is at the discretion of the Compensation Committee. For employees of Octavian, the current annual contribution rate is 15% of annual pensionable salary, and for underwriters and directors of Octavian, the current annual contribution rate is 25% of annual pensionable salary. Normal retirement age is 60.

  Octavian provides certain of its employees with one of two defined benefit pension schemes, both run in conjunction with the Lloyd's Superannuation Scheme (the "Abbey Plan" and the "Lloyds Plan," respectively). The Abbey Plan provides benefits which are similar to those in the Pension Plan, the principal difference being that the multiple is 1/60th and retirement age is
60. The Lloyd's Plan provides benefits which are in addition to those under SERPS at a retirement age of 60. The formula for computing pensions is similar to that in the Pension Plan, the principal difference being that the multiple is 1/100th.

Service Agreements

  The Company has entered into employment agreements with Messrs. Dwyer and Rogers, and Ms. Waggett, that require them to maintain the confidentiality of information concerning the Company's business and not to work for a competitor of the Company for two years (one year for Ms. Waggett) after termination of employment. The employment agreements provide for a period of employment of three years (two for Ms. Waggett), which is automatically extended for subsequent one-year periods. Under these agreements, if the employment of Messrs. Dwyer or Rogers, or Ms. Waggett, is involuntarily terminated other than for cause (including termination for gross misconduct or dishonesty), or if the executive terminates employment for a defined good reason or in the event of a change of control of the Company, the following benefits will be paid: three years of salary continuation (two years for Ms. Waggett), which includes annual base pay in the year of termination and a bonus amount equal to the greater of target bonus in the year of termination or the highest of the last three years, and all Company benefits during the salary continuation period or until the executive becomes eligible for comparable benefits under a similar plan with a subsequent employer.

  The Company had previously entered into a service agreement with Nigel H.J. Rogers that was superseded by the new employment agreement with respect to all terms and conditions, except an annual bonus plan related to the performance of the Lloyd's syndicates managed by Octavian Syndicate Management.

  Terra Nova entered into a service agreement with John Riddick, as Managing Director, which provides for a base salary subject to annual review, an annual bonus, and the right to participate in Terra Nova's pension and health insurance plans, to be reimbursed for out-of-pocket expenses incurred in the ordinary course of business and to receive the use of a company automobile. The service agreement was superseded by a subsequent letter agreement dated December 9, 1998 between the Company and Mr. Riddick, which described the terms of his retirement from the Company and its subsidiaries with effect from December 31, 1998 and the continuation of his contractual salary and benefits through June 1, 2000: this provided for accrued but unpaid salary, and continuation of benefits, including a bonus and vesting of share options to the date of termination. Mr. Riddick also will receive additional pension service credits so that his pension will be calculated as of June 1, 2000 on the basis of 24 years of pensionable service.

  The Company has entered into an employment arrangement with William J. Wedlake, which provides for a base salary subject to annual review, an annual bonus, a cash allowance in lieu of the use of a company automobile, the right to participate in the Company's health insurance plan and the right to participate in Terra Nova's approved and funded non-approved pension plans and to receive an additional year of pensionable past service credit for each complete year of actual service with the Company up to an agreed maximum less years of service vested in a previous employer's pension plans.

  The employment arrangement provides that Mr. Wedlake's employment is terminable by either party's giving 12-months notice to the other. The Company also can terminate Mr. Wedlake's employment at any time for cause.

Approved Executive Share Option Plans

  On January 9, 1995, the Board of Directors of the Company adopted The Terra Nova Executive Share Option Schemes (the "Stock Option Plans") as amended on March 13, 1996, August 4, 1996, and May 5, 1998.

The Stock Option Plans provide for the grant of options to eligible employees to purchase Shares (the "Option Shares"). The maximum number of Option Shares for which options may be granted is limited: the total number of Option Shares for which options have not yet been granted, the number of options outstanding, and Option Shares issued within the previous ten years under the Stock Option Plans may not exceed 15% of the aggregate number of Ordinary Shares of the Company outstanding on the date preceding any option grant. Unexercised options will expire either seven or ten years after the date granted, as provided in the respective Stock Option Plans, subject to certain limited exceptions. The Stock Option Plans are administered by the Compensation Committee, which determines those employees who will be granted any future options.

Octavian Stock Option Plan

  In connection with the Octavian Acquisition, the Company, on January 5, 1996, established the Octavian Stock Option Plan providing for the grant of options to certain individual members of the management of Octavian, including Mr. Rogers, based on profit commissions received by Octavian for the 1996 to 2000 years of account. Under the Octavian Stock Option Plan, such members of management will receive annual option grants to purchase a number of Shares equal in the aggregate to (i) 90% of the profit commission received by Octavian from the Octavian Syndicates (less underwriters' and management bonuses relating thereto and corporate taxes) for each year of account, divided by (ii) the fully-diluted net asset value (as defined in the Octavian Stock Option Plan) per Ordinary Share of the Company as at the end of such year. The aggregate Profit Commission Component for the 1996 to 2000 underwriting years of account is subject to a maximum of (Pounds)10.0 million and no further options shall be issued once such maximum has been reached. The options will be granted upon receipt of the profit commissions by Octavian on closure of each year of account under applicable Lloyd's regulations, which currently are the years 1999 to 2003 with regard to each of the years 1996 to 2000, respectively. The options have a nominal exercise price and become exercisable on or after the January 1 next succeeding the date of grant, commencing January 1, 2000, provided that all options granted after January 1, 2002 become immediately exercisable. Options expire seven years after the date of grant. The Octavian Stock Option Plan will be administered by the Compensation Committee with respect to persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

                               PERFORMANCE GRAPH

                           CUMMULATIVE TOTAL RETURN

  The following graph compares the cumulative total shareholder return on the Company's Class A Ordinary Shares from April 17, 1996 (the date on which the Company's shares were first traded on the New York Stock Exchange) through December 31, 1998 to the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Property-Casualty Insurance Index.

  The chart shows the value at the end of each calendar quarter of a $100 investment made on April 17, 1996, with all dividends reinvested.





                           [LINE GRAPH APPEARS HERE]

                 Terra Nova      S&P 500 Index   S&P Property-Casualty Index
                 ----------      -------------   ---------------------------
  4/17/96          100              100                      100
  6/28/96           94.1            104.5                    108.9
  9/30/96          120.6            107.1                    109.9
  12/31/96         126.5            115.5                    125.7
  3/31/97          114.7            118                      128.6
  6/30/97          123.5            138                      154.3
  9/30/97          159.6            147.6                    167.1
  12/31/97         154.4            151.3                    179.8
  3/31/98          179.4            171.7                    186.5
  6/30/98          184.6            176.7                    187.8
  9/30/98          158.8            158.6                    158.1
  12/31/98         148.5            191.6                    165

                (Assumes U.S. $100 invested at April 17, 1996)

                    APPOINTMENT OF INDEPENDENT ACCOUNTANTS

                             Item 2 on Proxy Card

  Item 2 is the approval of the Audit Committee's recommendation that PricewaterhouseCoopers, Bermuda be appointed auditors for 1999. PricewaterhouseCoopers, Bermuda currently serves as the Company's independent auditors, and served in that capacity as Coopers & Lybrand, Bermuda prior to the merger of the businesses of Coopers & Lybrand and Price Waterhouse during 1998. Coopers & Lybrand had served as the auditors of the Company since the Company's reorganization in 1994.

  Upon recommendation of the Audit Committee, the Board proposes that the shareholders appoint PricewaterhouseCoopers, Bermuda to serve as the independent auditors of the Company for the 1999 fiscal year.

  It is anticipated that one or more representatives of PricewaterhouseCoopers, Bermuda will be present at the Annual General Meeting with an opportunity to make a statement, if desired, and will be available to respond to questions.

  The Board of Directors recommends a vote FOR appointment of PricewaterhouseCoopers, Bermuda as the independent auditors of the Company for the 1999 fiscal year.

                                 OTHER MATTERS

  The Board knows of no other business to be brought before the meeting other than as set forth above. If any other business should properly come before the Annual General Meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxies in accordance with their best judgement.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals for the 2000 Annual Meeting of shareholders must be received at the principal offices of the Company, Richmond House, 12 Par-La-Ville Road, Hamilton HM 08 Bermuda, by no later than November 21, 1999, in order to be considered for inclusion in the Company's Proxy Statement for such Meeting.

                                 MISCELLANEOUS

  The cost of preparing and mailing this notice and statement and the enclosed form of proxy will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, by directors, officers and regular employees of the Company, without extra compensation and at the Company's expense. Proxy cards and materials also will be distributed to beneficial owners of Ordinary Shares through brokers, custodians, nominees and other parties, and the Company will reimburse them for their reasonable charges. Kissel-Blake, Inc. will assist in the distribution of proxy solicitation materials, and the solicitation of proxies by personal interview, telephone and telegram for a fee estimated at $2,500, plus out-of-pocket expenses.

  The Company will furnish without charge to any shareholder, and has included in the Annual Report being mailed to shareholders on March 30, 1999, a copy of the Company's Form 10-K that it filed with the Securities and Exchange Commission on March 15, 1999. A copy of this report for the fiscal year ended December 31, 1998 may be obtained by writing to the Company's Secretary at Terra Nova (Bermuda) Holdings Ltd., Richmond House, 12 Par-La-Ville Road, Hamilton HM 08 Bermuda.

                                          By order of the Board of Directors,


                                          John J. Dwyer
                                          Chairman

March 30, 1999

PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      TERRA NOVA (BERMUDA) HOLDINGS LTD.

   The undersigned hereby appoints of Nigel H.J. Rogers and Jean M. Waggett as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Terra Nova (Bermuda) Holdings Ltd. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual General Meeting of Stockholders of the Company to be held May 5, 1999 or any adjournment thereof.


      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                             FOLD AND DETACH HERE

The Board of Directors recommends a vote FOR Items 1 and 2.

Please mark
your votes as
indicated in
this example [X]



Item 1 - Election of Directors

FOR all nominees          WITHHOLD
listed below              AUTHORITY
(except as             to vote for all
marked to the             nominees
contrary                   listed

[  ]                        [  ]

Nominees:
John J. Byrne                 Allan W. Fulkerson        Philip F. Petronis
Mark J. Byrne                 Steven J. Gilbert         Nigel H.J. Rogers
John J. Dwyer                 David L. Jaffe            Jerry S. Rosenbloom
Robert S. Fleischer           Hugh P. Lowenstein


Item 2 - Appointment of PricewaterhouseCoopers,
         Bermuda as the Independent Accountants

FOR AGAINST ABSTAIN

    FOR     AGAINST    ABSTAIN
    [  ]      [  ]       [  ]


Date: _________________________________________________________ , 1999

---------------------------------------------------------------------
                                   Signature
Date: _________________________________________________________ , 1999

---------------------------------------------------------------------
                          Signature (if held jointly)

Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If corporation, please sign in full corporate name by President or other authorized officer. If partnership, please sign in partnership name by authorized person.


                            FOLD AND DETACH HERE

                                       2